Exhibit (a)(12)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

JONES APPAREL GROUP, INC. and	)
MSC ACQUISITION CORP.,	)
)
Plaintiffs,	)
)
v.	)	C.A. No. 365-N
)
MAXWELL SHOE COMPANY INC.,	)
MARK J. COCOZZA, JAMES T.	)
TINAGERO, STEPHEN A. FINE,	)
MALCOLM L. SHERMAN and	)
ANTHONY J. TIBERII,	)
)
Defendants	)

STIPULATION REGARDING DISMISSAL OF CLAIMS

IT IS HEREBY STIPULATED AND AGREED, this 20th day of April, 2004, that Counts I, III and IV of the Verified Complaint filed by plaintiffs on March 31, 2004 are dismissed without prejudice.

RICHARDS LAYTON & FINGER, P.A.

/s/ Brock E. Czeschin
Jesse A. Finkelstein (#1090) Raymond J. DiCamillo (#3188) Brock E. Czeschin (#3938) One Rodney Square Wilmington, Delaware 19801 (302) 651-7700
Attorneys for Plaintiffs Jones Apparel Group, Inc. and MSC Acquisition Corp.

OF COUNSEL:

CRAVATH, SWAINE & MOORE LLP

825 Worldwide Plaza

815 Eighth Avenue

New York, NY 10019-7475

(212) 474-1000

MORRIS, NICHOLS, ARSHT & TUNNELL

/s/ William M. Lafferty
William M. Lafferty (#2755) David J. Teklits (#3221) Patricia R. Uhlenbrock (#4011) 1201 N. Market Street Wilmington, Delaware 19801 (302) 658-9200
Attorneys for Defendants Maxwell Shoe Company, Inc., Mark J. Cocozza, James T. Tinagero, Stephen A. Fine, Malcolm L. Sherman and Anthony J. Tiberii

OF COUNSEL:

GIBSON, DUNN & CRUTCHER LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4000